Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

FOXO Technologies Inc.
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	5,063,750	$0.38	(3)	$1,924,225	0.000110200	$212.05
Fees to Be Paid	Equity	Class A common stock underlying Public Warrants	457(g)	10,062,500	$11.50	(4)	$115,718,750	0.000110200	$12,752.21
Fees to Be Paid	Equity	Class A common stock underlying Assumed Warrants	457(g)	1,905,853	$6.21	(4)	$11,835,347.13	0.000110200	$1,304.26
Fees to Be Paid	Equity	Class A Common stock underlying Private Warrants	457(g)	316,250	$11.50	(4)	$3,636,875	0.000110200	$400.78
Fees to Be Paid	Equity	Private Warrants to purchase Class A common stock	457(g)	316,250	$11.50	(4)	$3,636,875	0.000110200	$400.78
Total				17,664,603			$136,752,072.13		$15,070.08

(1)	Includes an aggregate of 17,741,549 shares of the Company’s Class A Common Stock consisting of the issuance by us of up to: (i) 10,062,500 shares of our Class A common stock, $0.0001 par value per share (the “Class A Common Stock”) issuable upon the exercise of our publicly-traded warrants (the “Public Warrants”), (ii) 316,250 shares of our common stock issuable upon the exercise of private warrants (the “Private Warrants”), which were initially issued to DIAC Sponsor LLC (the “Sponsor”) (and subsequently distributed to the permitted transferees of the Sponsor); (iii) 1,905,853 shares of Class A Common Stock issuable upon the exercise of warrants that were assumed by us pursuant to the Business Combination (the “Assumed Warrants” and together with the Public Warrants and the Private Warrants, the “Warrants”); (iv) 5,063,750 shares of Class A Common Stock related to the potential offer and resale from time to time by the selling securityholders named in this prospectus; and (v) 316,250 Private Warrants to purchase Class A Common Stock held by certain selling securityholders named in this prospectus.

(2)	The fee is calculated by multiplying the aggregate offering amount by $0.00011020, pursuant to Section 6(b) of the Securities Act of 1933.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Common Stock on the NYSE American on December 19, 2022 (such date being within five business days of the date that this registration statement was filed with the United States Securities and Exchange Commission). This calculation is in accordance with Rule 457(c) of the Securities Act.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on exercise price applicable to shares issuable upon exercise of the Warrants.